                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                 Amendment # 2

                       Infinity  Broadcasting Corporation
                       ----------------------------------
                                (Name of Issuer)

                                 Class A Common
                                 --------------
                         (Title of Class of Securities)

                                   456626100
                                   ---------
                                 (CUSIP Number)

         Check the following box if a fee is being paid with this statement.
         (X)

         The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



                              Page 1 of 27 Pages

                                   CUSIP No.
                                   456626100


1)       Names of Reporting Person

                              Lehman Brothers Inc.
               S.S. or I.R.S. Identification No. of Above Person
                                   13-2518466



2)       Check the Appropriate box if a Member of a Group

         (a)     (   ) Sole
         (b)     ( X ) Joint Filing



3)       SEC Use Only





4)       Citizenship or Place of Organization

                                      Delaware



                                                   5)  Sole Voting Power

Number of Shares                                          15,007
Beneficially Owned                                 6)  Shared Voting Power
by Each Reporting
Person With                                                 500
                                                   7)  Sole Dispositive Power


                                                          15,007
                                                   8)  Shared Dispositive Power

                                                            500
9)       Aggregate Amount Beneficially Owned by Each Reporting Person
                                                          15,507





                               Page 2 of 27 Pages

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (   )


11)      Percent of Class Represented by Amount in Row 9


                    .4%


12)      Type of Reporting Person

                        BD





                              Page 3 of 27 Pages

                                   CUSIP No.
                                   456626100


1)       Names of Reporting Person

                         Lehman Brothers Holdings Inc.
               S.S. or I.R.S. Identification No. of Above Person

                                   13-3216325


2)       Check the Appropriate box if a Member of a Group

         (a)     (   ) Sole
         (b)     ( X ) Joint Filing



3)       SEC Use Only





4)       Citizenship or Place of Organization

                                      Delaware



                                                   5)  Sole Voting Power

Number of Shares                                          9,556,647
Beneficially Owned                                 6)  Shared Voting Power
by Each Reporting
Person With                                                   500
                                                   7)  Sole Dispositive Power

                                                          9,556,647
                                                   8)  Shared Dispositive Power

                                                              500
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                          9,557,147





                               Page 4 of 27 Pages

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (    )


11)      Percent of Class Represented by Amount in Row 9


                    25.3%


12)      Type of Reporting Person

                      HC





                               Page 5 of 27 Pages

                                   CUSIP No.
                                   456626100


1)       Names of Reporting Person

                           Lehman Brothers Group Inc.
               S.S. or I.R.S. Identification No. of Above Person

                                   13-329783


2)       Check the Appropriate box if a Member of a Group

         (a)     (   ) Sole
         (b)     ( X ) Joint Filing



3)       SEC Use Only





4)       Citizenship or Place of Organization

                                      Delaware



                                                   5)  Sole Voting Power

Number of Shares                                          9,541,640
Beneficially Owned                                 6)  Shared Voting Power
by Each Reporting
Person With                                                   -0-
                                                   7)  Sole Dispositive Power

                                                          9,541,640
                                                    8)  Shared Dispositive Power

                                                               -0-
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                          9,541,640





                               Page 6 of 27 Pages

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (   )


11)      Percent of Class Represented by Amount in Row 9


                      25.3 %



12)      Type of Reporting Person

                      HC/OO





                               Page 7 of 27 Pages

                                   CUSIP No.
                                   456626100


1)       Names of Reporting Person

                 Lehman Brothers Merchant Banking Partners Inc.
               S.S. or I.R.S. Identification No. of Above Person

                                   13-3488677


2)       Check the Appropriate box if a Member of a Group

         (a)     (   ) Sole
         (b)     ( X ) Joint Filing



3)       SEC Use Only





4)       Citizenship or Place of Organization

                                      Delaware



                                                  5)  Sole Voting Power

Number of Shares                                         3,777,320
Beneficially Owned                                6)  Shared Voting Power
by Each Reporting
Person With                                                  -0-
                                                  7)  Sole Dispositive Power

                                                         3,777,320
                                                  8)  Shared Dispositive Power

                                                             -0-
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                         3,777,320





                               Page 8 of 27 Pages

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (   )


11)      Percent of Class Represented by Amount in Row 9


                        10 %



12)      Type of Reporting Person

                      CO





                               Page 9 of 27 Pages

                                   CUSIP No.
                                   456626100


1)       Names of Reporting Person

          Lehman Brothers Merchant Banking Portfolio Partnership L.P.
               S.S. or I.R.S. Identification No. of Above Person

                                   13-354405


2)       Check the Appropriate box if a Member of a Group

         (a)     (   ) Sole
         (b)     ( X ) Joint Filing



3)       SEC Use Only





4)       Citizenship or Place of Organization

                                      Delaware



                                                   5)  Sole Voting Power

Number of Shares                                          3,777,320
Beneficially Owned                                 6)  Shared Voting Power
by Each Reporting
Person With                                                   -0-
                                                   7)  Sole Dispositive Power

                                                          3,777,320
                                                   8)  Shared Dispositive Power

                                                              -0-
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                          3,777,320





                              Page 10 of 27 Pages

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (   )


11)      Percent of Class Represented by Amount in Row 9


                        10 %



12)      Type of Reporting Person

                      PN





                              Page 11 of 27 Pages

                                   CUSIP No.
                                   456626100


1)       Names of Reporting Person

                     Lehman Brothers Offshore Partners Ltd.
               S.S. or I.R.S. Identification No. of Above Person




2)       Check the Appropriate box if a Member of a Group

         (a)     (   ) Sole
         (b)     ( X ) Joint Filing



3)       SEC Use Only





4)       Citizenship or Place of Organization

                                      Bermuda



                                                   5)  Sole Voting Power

Number of Shares                                          1,251,510
Beneficially Owned                                 6)  Shared Voting Power
by Each Reporting
Person With                                                   -0-
                                                   7)  Sole Dispositive Power

                                                          1,251,510
                                                   8)  Shared Dispositive Power

                                                              -0-
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                          1,251,510





                              Page 12 of 27 Pages

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (   )


11)      Percent of Class Represented by Amount in Row 9


                          3.3 %



12)      Type of Reporting Person

                      CO





                              Page 13 of 27 Pages

                                   CUSIP No.
                                   456626100


1)       Names of Reporting Person

                       Lehman Brothers II Investment Inc.
               S.S. or I.R.S. Identification No. of Above Person

                                   13-3484510


2)       Check the Appropriate box if a Member of a Group

         (a)     (   ) Sole
         (b)     (   ) Joint Filing



3)       SEC Use Only





4)       Citizenship or Place of Organization

                                      Delaware



                                                   5)  Sole Voting Power

Number of Shares                                          2,567,333
Beneficially Owned                                 6)  Shared Voting Power
by Each Reporting
Person With                                                   -0-
                                                   7)  Sole Dispositive Power

                                                          2,567,333
                                                   8)  Shared Dispositive Power

                                                              -0-
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                          2,567,333





                              Page 14 of 27 Pages

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (   )


11)      Percent of Class Represented by Amount in Row 9


                         6.8 %



12)      Type of Reporting Person

                      CO





                              Page 15 of 27 Pages

                                   CUSIP No.
                                   456626100


1)       Names of Reporting Person

                   Lehman Brothers Capital Partners II, L.P.
               S.S. or I.R.S. Identification No. of Above Person

                                   13-354406


2)       Check the Appropriate box if a Member of a Group

         (a)     (   ) Sole
         (b)     ( X ) Joint Filing



3)       SEC Use Only





4)       Citizenship or Place of Organization

                                      Delaware



                                                   5)  Sole Voting Power

Number of Shares                                          2,567,333
Beneficially Owned                                 6)  Shared Voting Power
by Each Reporting
Person With                                                   -0-
                                                   7)  Sole Dispositive Power

                                                          2,567,333
                                                   8)  Shared Dispositive Power

                                                              -0-
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                          2,567,333





                              Page 16 of 27 Pages

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (   )


11)      Percent of Class Represented by Amount in Row 9


                         6.8 %



12)      Type of Reporting Person

                      PN





                              Page 17 of 27 Pages

                                   CUSIP No.
                                   456626100


1)       Names of Reporting Person

           Lehman Brothers Offshore Investment Partnership Japan L.P.
               S.S. or I.R.S. Identification No. of Above Person




2)       Check the Appropriate box if a Member of a Group

         (a)     (   ) Sole
         (b)     ( X ) Joint Filing



3)       SEC Use Only





4)       Citizenship or Place of Organization

                                      Bermuda



                                                   5)  Sole Voting Power

Number of Shares                                          2,317,522
Beneficially Owned                                 6)  Shared Voting Power
by Each Reporting
Person With                                                   -0-
                                                   7)  Sole Dispositive Power

                                                          2,317,522
                                                   8)  Shared Dispositive Power

                                                              -0-
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                          2,317,522





                              Page 18 of 27 Pages

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (   )


11)      Percent of Class Represented by Amount in Row 9


                             6.1%



12)      Type of Reporting Person

                      PN





                              Page 19 of 27 Pages

                                   CUSIP No.
                                   456626100


1)       Names of Reporting Person

              Lehman Brothers Offshore Investment Partnership L.P.
               S.S. or I.R.S. Identification No. of Above Person




2)       Check the Appropriate box if a Member of a Group

         (a)     (   ) Sole
         (b)     ( X ) Joint Filing



3)       SEC Use Only





4)       Citizenship or Place of Organization

                                      Bermuda



                                                   5)  Sole Voting Power

Number of Shares                                          769,465
Beneficially Owned                                 6)  Shared Voting Power
by Each Reporting
Person With                                                   -0-
                                                   7)  Sole Dispositive Power

                                                          769,465
                                                   8)  Shared Dispositive Power

                                                              -0-
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                          769,465





                              Page 20 of 27 Pages

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (   )


11)      Percent of Class Represented by Amount in Row 9


                             2.0%



12)      Type of Reporting Person

                      PN





                              Page 21 of 27 Pages

                                   CUSIP No.
                                   456626100


1)       Names of Reporting Person

                            American Express Company
               S.S. or I.R.S. Identification No. of Above Person
                                   13-4922250



2)       Check the Appropriate box if a Member of a Group

         (a)     (   ) Sole
         (b)     ( X ) Joint Filing



3)       SEC Use Only





4)       Citizenship or Place of Organization

                                      New York




                                                   5)  Sole Voting Power

Number of Shares                                          9,556,647
Beneficially Owned                                 6)  Shared Voting Power
by Each Reporting
Person With                                                   500
                                                   7)  Sole Dispositive Power

                                                          9,556,647
                                                   8)  Shared Dispositive Power

                                                              500
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                          9,557,147





                              Page 22 of 27 Pages

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (   )



11)      Percent of Class Represented by Amount in Row 9


                             25.3 %


12)      Type of Reporting Person

                      HC





                              Page 23 of 27 Pages

Item 1(a).       Name of Issuer:      Infinity Broadcasting Corporation.

Item 1(b).       Address of Issuer's Principal Executive Offices:

                          600 Madison Avenue
                          New York, New York 10022
                          Tel.: (212) 750-6400

Item 2(a).       Name of Person Filing:

                          Lehman Brothers Inc.
                          Lehman Brothers Holdings Inc.
                          Lehman Brothers Group Inc.
                          Lehman Brothers Merchant Banking Partners Inc. Lehman Brothers Merchant Banking Portfolio
                                  Partnership L.P.
                          Lehman Brothers Offshore Partners Ltd.
                          Lehman Brothers II Investment Inc.
                          Lehman Brothers Capital Partners II, L.P.
                          Lehman Brothers Offshore Investment Partnership
                                  Japan L.P.
                          Lehman Brothers Offshore Investment Partnership L.P. American Express Company

Item 2(b).       Address of Principal Business Office:

                          3 World Financial Center
                          New York, NY  10285

Item 2(c).       Citizenship or Place of Organization:

                          See Item 4 of cover pages

Item 2(d).       Title of Class of Securities:

                               Class A Common

Item 2(e).       CUSIP Number:

                             456626100

Item 3. Information if statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):

                 N/A





                              Page 24 of 27 Pages

Item 4.  Ownership

         (a)      Amount Beneficially Owned as of:  December 31, 1993

                  See Item 9 of cover pages

         (b)      Percent of Class:

                  See Item 11 of cover pages


         (c)      Number of shares as to which such person has:

                  (i)     sole power to vote or to direct the vote

                 (ii)     shared power to vote or to direct the vote

                (iii)     sole power to dispose or to direct the
                          disposition

                 (iv) shared power to dispose or to direct the disposition

                            See Items 5-8 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

                  Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being reported on by the Parent Holding Company

                  Not Applicable.

Item 8.  Identification and Classification of Members of the Group

                  Not Applicable.

Item 9.  Notice of Dissolution of Group

                  Not Applicable.





                              Page 25 of 27 Pages

Item 10.         Certification

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.



Dated: January 10, 1994
      -------------------


LEHMAN BROTHERS INC.                               LEHMAN BROTHERS
                                                   HOLDINGS INC.


By: /s/ Karen C. Manson                            By: /s/ Karen C. Manson
    ----------------------------                    --------------------------------
Name:  Karen C. Manson                             Name:  Karen C. Manson
Title: First Vice President                        Title: Vice President
       Associate General Counsel                          Assistant Secretary



AMERICAN EXPRESS COMPANY                           LEHMAN BROTHERS GROUP INC.


By: /s/ Karen C. Manson                            By: /s/ Karen C. Manson
    ----------------------------                       -----------------------------
Name:  Karen C. Manson                             Name:  Karen C. Manson
Title: Authorized Representative                   Title: Authorized Representative



LEHMAN BROTHERS MERCHANT BANKING                   LEHMAN BROTHERS MERCHANT BANKING
PARTNERS INC.                                      PORTFOLIO PARTNERSHIP L.P.



By: /s/ Karen C. Manson                            By: /s/ Karen C. Manson
    -----------------------------                      -----------------------------
Name:  Karen C. Manson                             Name:  Karen C. Manson
Title: Authorized Representative                   Title: Authorized Representative



LEHMAN BROTHERS OFFSHORE PARTNERS LTD.             LEHMAN BROTHERS II INVESTMENT INC.


By: /s/ Karen C. Manson                            By: /s/ Karen C. Manson
    -----------------------------                      ------------------------------
Name:  Karen C. Manson                             Name:  Karen C. Manson
Title: Authorized Representative                   Title: Authorized Representative





                              Page 26 of 27 Pages

LEHMAN BROTHERS CAPITAL PARTNERS II L.P.           LEHMAN BROTHERS OFFSHORE
                                                   INVESTMENT PARTNERSHIP JAPAN L.P.

By:  /s/ Karen C. Manson                           By: /s/ Karen C. Manson
     ----------------------------                      -----------------------------
Name:  Karen C. Manson                             Name:  Karen C. Manson
Title: Authorized Representative                   Title: Authorized Representative


LEHMAN BROTHERS OFFSHORE
INVESTMENT PARTNERSHIP L.P.


By: /s/ Karen C. Manson
    ------------------------------
Name:  Karen C. Manson
Title: Authorized Representative





                              Page 27 of 27 Pages

                               LEHMAN BROTHERS INC.
                        2 World Trade Center, 15th Fl.
                             New York, NY  10048



                                                   OFFICE OF THE GENERAL COUNSEL



                                            January 10, 1994


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

      Attn:   Document Control-EDGAR

      Re:     SCHEDULE 13G

Dear Commissioner:

       On behalf of American Express Company and certain related entities (the "Reporting Persons"), submitted in electronic form for filing Amendment No. 2 of Schedule 13G relating to the Reporting Persons' ownership of Class A Common Stock of Infinity Broadcasting Corporation.

       If you have any questions regarding this filing, please contact the undersigned at (212) 528-5772.

                                            Very truly yours,


                                                 Karen C. Manson
                                                 First Vice President
                                                 Secretary






cc:  Infinity Broadcasting Corporation

Enclosure

                                                               Attachment No. 1




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                 Amendment # 1

                       Infinity  Broadcasting Corporation
                       ----------------------------------
                                (Name of Issuer)

                                 Class A Common
                         ------------------------------
                         (Title of Class of Securities)

                                   456626100
                                 --------------
                                 (CUSIP Number)

       Check the following box if a fee is being paid with this statement.
       (  )

       The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





                               Page 1 of 35 Pages

                                   CUSIP No.
                                   456626100

1)     Names of Reporting Person

                         Shearson Lehman Brothers Inc.
               S.S. or I.R.S. Identification No. of Above Person
                                   13-2518466


2)     Check the Appropriate box if a Member of a Group

       (a)    (   ) Sole
       (b)    ( X ) Joint Filing


3)     SEC Use Only




4)     Citizenship or Place of Organization

                                    Delaware


                                                  5)  Sole Voting Power

Number of Shares                                          542,511
Beneficially Owned                                6)  Shared Voting Power
by Each Reporting
Person With                                                  -0-
                                                  7)  Sole Dispositive Power

                                                           542,511
                                                  8) Shared Dispositive Power

                                                              -0-
9)     Aggregate Amount Beneficially Owned by Each Reporting Person
                                                           542,511





                               Page 2 of 35 Pages

10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       (   )

11)    Percent of Class Represented by Amount in Row 9


                      7.9%


12)    Type of Reporting Person

                      BD





                               Page 3 of 35 Pages

                                   CUSIP No.
                                   456626100

1)     Names of Reporting Person

                     Shearson Lehman Brothers Holdings Inc.
               S.S. or I.R.S. Identification No. of Above Person

                                  13-3216325

2)     Check the Appropriate box if a Member of a Group

       (a)    (   ) Sole
       (b)    ( X ) Joint Filing


3)     SEC Use Only




4)     Citizenship or Place of Organization

                                    Delaware

                                                  5)  Sole Voting Power

Number of Shares                                          6,867,682
Beneficially Owned                                6)  Shared Voting Power
by Each Reporting
Person With                                                  -0-
                                                  7)  Sole Dispositive Power

                                                           6,867,682
                                                  8)  Shared Dispositive Power

                                                             -0-
9)     Aggregate Amount Beneficially Owned by Each Reporting Person
                                                           6,867,682





                              Page 4 of 35 Pages

10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       (   )

11)    Percent of Class Represented by Amount in Row 9


                      52.2%


12)    Type of Reporting Person

                      HC





                               Page 5 of 35 Pages

                                   CUSIP No.
                                   456626100

1)     Names of Reporting Person

                      Shearson Lehman Brothers Group Inc.
               S.S. or I.R.S. Identification No. of Above Person

                                   13-329783

2)     Check the Appropriate box if a Member of a Group

       (a)    (   ) Sole
       (b)    ( X ) Joint Filing


3)     SEC Use Only




4)     Citizenship or Place of Organization

                                    Delaware


                                         5)  Sole Voting Power

Number of Shares                                 6,325,171
Beneficially Owned                       6)  Shared Voting Power
by Each Reporting
Person With                                          -0-
                                         7)  Sole Dispositive Power

                                                  6,325,171
                                         8)  Shared Dispositive Power

                                                      -0-
9)     Aggregate Amount Beneficially Owned by Each Reporting Person

                                                   6,325,171





                               Page 6 of 35 Pages

10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       (   )

11)    Percent of Class Represented by Amount in Row 9


                      50.1%


12)    Type of Reporting Person

                      HC/OO





                              Page 7 of 35 Pages

                                   CUSIP No.
                                   456626100

1)     Names of Reporting Person

                 Lehman Brothers Merchant Banking Partners Inc.
               S.S. or I.R.S. Identification No. of Above Person

                                  13-3488677

2)     Check the Appropriate box if a Member of a Group

       (a)    (   ) Sole
       (b)    ( X ) Joint Filing


3)     SEC Use Only




4)     Citizenship or Place of Organization

                                    Delaware


                                        5)  Sole Voting Power

Number of Shares                                2,533,197
Beneficially Owned                      6)  Shared Voting Power
by Each Reporting
Person With                                        -0-
                                        7)  Sole Dispositive Power

                                                2,533,197
                                        8)  Shared Dispositive Power

                                                    -0-
9)     Aggregate Amount Beneficially Owned by Each Reporting Person
                                                 2,533,197





                               Page 8 of 35 Pages

10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       (   )

11)    Percent of Class Represented by Amount in Row 9


                      28.7%



12)    Type of Reporting Person

                      CO





                               Page 9 of 35 Pages

                                   CUSIP No.
                                   456626100

1)     Names of Reporting Person

          Lehman Brothers Merchant Banking Portfolio Partnership L.P.
               S.S. or I.R.S. Identification No. of Above Person

                                   13-354405

2)     Check the Appropriate box if a Member of a Group

       (a)    (   ) Sole
       (b)    ( X ) Joint Filing



3)     SEC Use Only





4)     Citizenship or Place of Organization

                                    Delaware



                                         5)  Sole Voting Power

Number of Shares                                 2,533,197
Beneficially Owned                       6)  Shared Voting Power
by Each Reporting
Person With                                          -0-
                                         7)  Sole Dispositive Power

                                                 2,533,197
                                          8)  Shared Dispositive Power

                                                      -0-
9)     Aggregate Amount Beneficially Owned by Each Reporting Person
                                                  2,533,197





                              Page 10 of 35 Pages

10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       (   )

11)    Percent of Class Represented by Amount in Row 9


                      28.7%



12)    Type of Reporting Person

                      PN





                              Page 11 of 35 Pages

                                   CUSIP No.
                                   456626100

1)     Names of Reporting Person

                     Lehman Brothers Offshore Partners Ltd.
               S.S. or I.R.S. Identification No. of Above Person




2)     Check the Appropriate box if a Member of a Group

       (a)    (   ) Sole
       (b)    ( X ) Joint Filing



3)     SEC Use Only





4)     Citizenship or Place of Organization

                                    Bermuda



                                        5)  Sole Voting Power

Number of Shares                                2,070,236
Beneficially Owned                      6)  Shared Voting Power
by Each Reporting
Person With                                        -0-
                                        7)  Sole Dispositive Power

                                                 2,070,236
                                        8)  Shared Dispositive Power

                                                    -0-
9)     Aggregate Amount Beneficially Owned by Each Reporting Person
                                                 2,070,236





                              Page 12 of 35 Pages

10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       (   )

11)    Percent of Class Represented by Amount in Row 9


                      24.8%



12)    Type of Reporting Person

                      CO





                              Page 13 of 35 Pages

                                   CUSIP No.
                                   456626100

1)     Names of Reporting Person

                       Lehman Brothers II Investment Inc.
               S.S. or I.R.S. Identification No. of Above Person

                                  13-3484510

2)     Check the Appropriate box if a Member of a Group

       (a)    (   ) Sole
       (b)    (   ) Joint Filing



3)     SEC Use Only





4)     Citizenship or Place of Organization

                                    Delaware



                                         5)  Sole Voting Power

Number of Shares                                 1,721,738
Beneficially Owned                       6)  Shared Voting Power
by Each Reporting
Person With                                          -0-
                                         7)  Sole Dispositive Power

                                                  1,721,738
                                         8)  Shared Dispositive Power

                                                      -0-
9)     Aggregate Amount Beneficially Owned by Each Reporting Person
                                                  1,721,738





                              Page 14 of 35 Pages

10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       (   )

11)    Percent of Class Represented by Amount in Row 9


                      21.5%



12)    Type of Reporting Person

                      CO





                              Page 15 of 35 Pages

                                   CUSIP No.
                                   456626100

1)     Names of Reporting Person

                Shearson Lehman Hutton Capital Partners II, L.P.
               S.S. or I.R.S. Identification No. of Above Person

                                   13-354406

2)     Check the Appropriate box if a Member of a Group

       (a)    (   ) Sole
       (b)    ( X ) Joint Filing



3)     SEC Use Only





4)     Citizenship or Place of Organization

                                    Delaware



                                         5)  Sole Voting Power

Number of Shares                                1,721,738
Beneficially Owned                       6)  Shared Voting Power
by Each Reporting
Person With                                         -0-
                                         7)  Sole Dispositive Power

                                                 1,721,738
                                         8)  Shared Dispositive Power

                                                     -0-
9)     Aggregate Amount Beneficially Owned by Each Reporting Person
                                                 1,721,738





                              Page 16 of 35 Pages

10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       (   )

11)    Percent of Class Represented by Amount in Row 9


                      21.5%



12)    Type of Reporting Person

                      PN





                              Page 17 of 35 Pages

                                   CUSIP No.
                                   456626100

1)     Names of Reporting Person

       Shearson Lehman Hutton Offshore Investment Partnership Japan L.P.
               S.S. or I.R.S. Identification No. of Above Person




2)     Check the Appropriate box if a Member of a Group

       (a)    (   ) Sole
       (b)    ( X ) Joint Filing



3)     SEC Use Only





4)     Citizenship or Place of Organization

                                    Bermuda



                                        5)  Sole Voting Power

Number of Shares                                1,554,207
Beneficially Owned                      6)  Shared Voting Power
by Each Reporting
Person With                                         -0-
                                        7)  Sole Dispositive Power

                                                1,554,207
                                        8)  Shared Dispositive Power

                                                      -0-
9)     Aggregate Amount Beneficially Owned by Each Reporting Person
                                                1,554,207





                              Page 18 of 35 Pages

10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       (   )

11)    Percent of Class Represented by Amount in Row 9


                      19.8%



12)    Type of Reporting Person

                      PN





                              Page 19 of 35 Pages

                                   CUSIP No.
                                   456626100

1)     Names of Reporting Person

          Shearson Lehman Hutton Offshore Investment Partnership L.P.
               S.S. or I.R.S. Identification No. of Above Person




2)     Check the Appropriate box if a Member of a Group

       (a)    (   ) Sole
       (b)    ( X ) Joint Filing



3)     SEC Use Only





4)     Citizenship or Place of Organization

                                    Bermuda



                                         5)  Sole Voting Power

Number of Shares                                  516,029
Beneficially Owned                       6)  Shared Voting Power
by Each Reporting
Person With                                          -0-
                                         7)  Sole Dispositive Power

                                                  516,029
                                         8)  Shared Dispositive Power

                                                      -0-
9)     Aggregate Amount Beneficially Owned by Each Reporting Person
                                                  516,029





                              Page 20 of 35 Pages

10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       (   )

11)    Percent of Class Represented by Amount in Row 9


                      7.5%



12)    Type of Reporting Person

                      PN





                              Page 21 of 35 Pages

                                   CUSIP No.
                                   456626100

1)     Names of Reporting Person

                            American Express Company
               S.S. or I.R.S. Identification No. of Above Person
                                   13-4922250



2)     Check the Appropriate box if a Member of a Group

       (a)    (   ) Sole
       (b)    ( X ) Joint Filing



3)     SEC Use Only





4)     Citizenship or Place of Organization

                                    New York




                                       5)  Sole Voting Power

Number of Shares                                6,867,682
Beneficially Owned                     6)  Shared Voting Power
by Each Reporting
Person With                                        -0-
                                       7)  Sole Dispositive Power

                                                6,867,682
                                       8)  Shared Dispositive Power

                                                    -0-
9)     Aggregate Amount Beneficially Owned by Each Reporting Person
                                                6,867,682





                              Page 22 of 35 Pages

10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       (   )



11)    Percent of Class Represented by Amount in Row 9

                      52.2%



12)    Type of Reporting Person

                      HC





                              Page 23 of 35 Pages

Item 1(a).    Name of Issuer:          Infinity Broadcasting Corporation.

Item 1(b).    Address of Issuer's Principal Executive Offices:

                     600 Madison Avenue
                     New York, New York 10022
                     Tel.: (212) 750-6400

Item 2(a).    Name of Person Filing:

                     Shearson Lehman Brothers Inc.
                     Shearson Lehman Brothers Holdings Inc.
                     Shearson Lehman Brothers Group Inc.
                     Lehman Brothers Merchant Banking Partners Inc.
                     Lehman Brothers Merchant Banking Portfolio Partnership L.P. Lehman Brothers Offshore Partners Ltd.
                     Lehman Brothers II Investment Inc.
                     Shearson Lehman Hutton Capital Partners II, L.P.
                     Shearson Lehman Hutton Offshore Investment Partnership
                            Japan L.P.
                     Shearson Lehman Hutton Offshore Investment Partnership L.P. American Express Company

Item 2(b).    Address of Principal Business Office:

                     American Express Tower
                     World Financial Center
                     New York, NY  10285

Item 2(c).    Citizenship or Place of Organization:

                     See Item 4 of cover pages

Item 2(d).    Title of Class of Securities:

                          Class A Common

Item 2(e).    CUSIP Number:

                        456626100

Item 3. Information if statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):

              N/A*




       *All shares were acquired prior to the date Class A Common Stock became a registered security.





                              Page 24 of 35 Pages

Item 4.       Ownership

              (a)    Amount Beneficially Owned as of:  January 30, 1992

                     See Item 9 of cover pages

              (b)    Percent of Class:

                     See Item 11 of cover pages





                              Page 25 of 35 Pages

              (c)    Number of shares as to which such person has:

                     (i)  sole power to vote or to direct the vote

                    (ii)  shared power to vote or to direct the vote

                   (iii)  sole power to dispose or to direct the disposition

                    (iv)  shared power to dispose or to direct the disposition

                          See Items 5-8 of cover pages

Item 5.       Ownership of Five Percent or Less of a Class

                     Not Applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

                     Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being reported on by the Parent Holding Company

                     Not Applicable.

Item 8.       Identification and Classification of Members of the Group

                     Not Applicable.

Item 9.       Notice of Dissolution of Group

                     Not Applicable.





                              Page 26 of 35 Pages

Item 10.      Certification

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

       After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.



Dated:
       ------------------------


SHEARSON LEHMAN BROTHERS INC.             SHEARSON LEHMAN BROTHERS
                                          HOLDINGS INC.


By:                                       By:
    ----------------------------              ----------------------------
Name:  Karen C. Manson                    Name:   Karen C. Manson
Title: First Vice President               Title:  Vice President
       Associate General Counsel                  Assistant Secretary



AMERICAN EXPRESS COMPANY                  SHEARSON LEHMAN BROTHERS GROUP
                                          INC.


By:                                       By:
    ----------------------------              ----------------------------
Name:  Karen C. Manson                    Name:  Karen C. Manson
Title: Authorized Representative          Title: Authorized Representative



LEHMAN BROTHERS MERCHANT BANKING          LEHMAN BROTHERS MERCHANT BANKING
PARTNERS INC.                             PORTFOLIO PARTNERSHIP L.P.



By:                                       By:
    ----------------------------              ----------------------------
Name:  Karen C. Manson                    Name:  Karen C. Manson
Title: Authorized Representative          Title: Authorized Representative





                              Page 27 of 35 Pages

LEHMAN BROTHERS OFFSHORE PARTNERS LTD.    LEHMAN BROTHERS II INVESTMENT
                                          INC.


By:                                       By:
    ----------------------------              ----------------------------
Name:  Karen C. Manson                    Name:  Karen C. Manson
Title: Authorized Representative          Title: Authorized Representative


SHEARSON LEHMAN HUTTON CAPITAL PARTNERS   SHEARSON LEHMAN HUTTON OFFSHORE
II, L.P.                                  INVESTMENT PARTNERSHIP JAPAN L.P.


By:                                       By:
    ----------------------------              ----------------------------
Name:  Karen C. Manson                    Name:  Karen C. Manson
Title: Authorized Representative          Title: Authorized Representative


SHEARSON LEHMAN HUTTON OFFSHORE
INVESTMENT PARTNERSHIP L.P.


By:
    ----------------------------
Name:  Karen C. Manson
Title: Authorized Representative





                              Page 28 of 35 Pages

                                 EXHIBIT INDEX



Exhibit I            Authorization

Exhibit II           Statement of American Express





                              Page 29 of 35 Pages

                                   EXHIBIT I










                              Page 30 of 35 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Schedule 13G

                   Under the Securities Exchange Act of 1934

                       Infinity  Broadcasting Corporation
                                (Name of Issuer)

                                 Class A Common
                         (Title of Class of Securities)


                                   456626100
                                 (CUSIP Number)

         Check the following box if a fee is being paid with this statement.
         ( X )

         The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





                               PAGE 1 OF 35 PAGES

                                   CUSIP No.
                                   456626100



1)    Names of Reporting Person

                         Shearson Lehman Brothers Inc.
               S.S. or I.R.S. Identification No. of Above Person
                                   13-2518466



2)    Check the Appropriate box if a Member of a Group

      (a)    (___) Sole
      (b)    (_X_) Joint Filing


3)    SEC Use Only




4)    Citizenship or Place of Organization

                                   Delaware


                                          5)    Sole Voting Power

Number of Shares                                    542,511
Beneficially Owned                        6)    Shared Voting Power
by Each Reporting
Person With                                           -0-
                                          7)    Sole Dispositive Power

                                                    542,511

                                          8)    Shared Dispositive Power

                                                       -0-
9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                                                    542,511





                               PAGE 2 OF 35 PAGES

10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

      (___)

11)   Percent of Class Represented by Amount in Row 9

                   7.9%


12)   Type of Reporting Person

                                          BD





                               PAGE 3 OF 35 PAGES

                                   CUSIP No.
                                   456626100


1)    Names of Reporting Person

                     Shearson Lehman Brothers Holdings Inc.
               S.S. or I.R.S. Identification No. of Above Person

                                   13-3216325

2)    Check the Appropriate box if a Member of a Group

      (a)    (___) Sole
      (b)    (_X_) Joint Filing


3)    SEC Use Only




4)    Citizenship or Place of Organization

                                   Delaware



                                          5)    Sole Voting Power

Number of Shares                                    6,867,682
Beneficially Owned                        6)    Shared Voting Power
by Each Reporting
Person With                                            -0-
                                          7)    Sole Dispositive Power

                                                    6,867,682
                                          8)    Shared Dispositive Power

                                                        -0-
9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                                                    6,867,682





                               PAGE 4 OF 35 PAGES

10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

      (___)

11)   Percent of Class Represented by Amount in Row 9


                   52.2%

12)   Type of Reporting Person

                                      HC





                               PAGE 5 OF 35 PAGES

                                   CUSIP No.
                                   456626100


1)    Names of Reporting Person

                      Shearson Lehman Brothers Group Inc.
               S.S. or I.R.S. Identification No. of Above Person

                                   13-329783

2)    Check the Appropriate box if a Member of a Group

      (a)    (___) Sole
      (b)    (_X_) Joint Filing


3)    SEC Use Only




4)    Citizenship or Place of Organization

                                   Delaware



                                          5)    Sole Voting Power

Number of Shares                                    6,325,171
Beneficially Owned                        6)    Shared Voting Power
by Each Reporting
Person With                                             -0-
                                          7)    Sole Dispositive Power

                                                    6,325,171
                                          8)    Shared Dispositive Power

                                                        -0-
9)    Aggregate Amount Beneficially Owned by Each Reporting Person

                                                    6,325,171





                               PAGE 6 OF 35 PAGES

10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

      (___)

11)   Percent of Class Represented by Amount in Row 9

                   50.1%


12)   Type of Reporting Person

                          HC/00





                               PAGE 7 OF 35 PAGES

                                   CUSIP No.
                                   456626100


1)    Names of Reporting Person

                 Lehman Brothers Merchant Banking Partners Inc.
               S.S. or I.R.S. Identification No. of Above Person


                                   13-3488677


2)    Check the Appropriate box if a Member of a Group

      (a)    (___) Sole
      (b)    (_X_) Joint Filing


3)    SEC Use Only




4)    Citizenship or Place of Organization

                                   Delaware



                                          5)    Sole Voting Power

Number of Shares                                   2,533,197
Beneficially Owned                        6)    Shared Voting Power
by Each Reporting
Person With                                           -0-
                                          7)    Sole Dispositive Power

                                                   2,533,197
                                          8)   Shared Dispositive Power

                                                      -0-
9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                                                   2,533,197





                               PAGE 8 OF 35 PAGES

10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

      (___)

11)   Percent of Class Represented by Amount in Row 9

                   28.7%


12)   Type of Reporting Person

                      CO





                               PAGE 9 OF 35 PAGES

                                   CUSIP No.
                                   456626100


1)    Names of Reporting Person

          Lehman Brothers Merchant Banking Portfolio Partnership L.P.
               S.S. or I.R.S. Identification No. of Above Person

                                   13-354405

2)    Check the Appropriate box if a Member of a Group

      (a)    (___) Sole
      (b)    (_X_) Joint Filing


3)    SEC Use Only




4)    Citizenship or Place of Organization

                                   Delaware



                                          5)    Sole Voting Power

Number of Shares                                    2,533,197
Beneficially Owned                        6)    Shared Voting Power
by Each Reporting
Person With                                             -0-
                                          7)    Sole Dispositive Power

                                                    2,533,197
                                          8)    Shared Dispositive Power

                                                        -0-
9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                                                    2,533,197





                              PAGE 10 OF 35 PAGES

10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       (___)



11)    Percent of Class Represented by Amount in Row 9


                     28.7%


12)    Type of Reporting Person

                                            PN





                              PAGE 11 OF 35 PAGES

                                   CUSIP No.
                                   456626100


1)     Names of Reporting Person

                     Lehman Brothers Offshore Partners Ltd.
               S.S. or I.R.S. Identification No. of Above Person


2)     Check the Appropriate box if a Member of a Group

       (a)     (___) Sole
       (b)     (_X_) Joint Filing


3)     SEC Use Only


4)     Citizenship or Place of Organization

                                     Bermuda



                                        5)    Sole Voting Power

Number of Shares                                   2,070,236
Beneficially Owned                      6)    Shared Voting Power
by Each Reporting
Person With                                             -0-
                                        7)    Sole Dispositive Power

                                                   2,070,236
                                        8)    Shared Dispositive Power

                                                        -0-
9)     Aggregate Amount Beneficially Owned by Each Reporting Person
                                                   2,070,236





                              PAGE 12 OF 35 PAGES

10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       (___)


11)    Percent of Class Represented by Amount in Row 9

                    24.8%



12)    Type of Reporting Person

                                             CO





                              PAGE 13 OF 35 PAGES

                                   CUSIP No.
                                   456626100

1)     Names of Reporting Person


                       Lehman Brothers II Investment Inc.
               S.S. or I.R.S. Identification No. of Above Person

                                   13-3484510


2)     Check the Appropriate box if a Member of a Group

       (a)     (___) Sole
       (b)     (___) Joint Filing


3)     SEC Use Only


4)     Citizenship or Place of Organization

                                     Delaware


                                        5)    Sole Voting Power

Number of Shares                                   1,721,738
Beneficially Owned                      6)    Shared Voting Power
by Each Reporting
Person With                                             -0-
                                        7)    Sole Dispositive Power

                                                   1,721,738
                                        8)    Shared Dispositive Power

                                                        -0-
9)     Aggregate Amount Beneficially Owned by Each Reporting Person
                                                   1,721,738





                              PAGE 14 OF 35 PAGES

10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       (___)


11)    Percent of Class Represented by Amount in Row 9

                    21.5%


12)    Type of Reporting Person

                                             CO











                              PAGE 15 OF 35 PAGES

                                  CUSIP No.
                                  456626100



1)     Names of Reporting Person

                Shearson Lehman Hutton Capital Partners II, L.P.
               S.S. or I.R.S. Identification No. of Above Person

                                   13-354406


2)     Check the Appropriate box if a Member of a Group

       (a)     (___) Sole
       (b)     (_X_) Joint Filing


3)     SEC Use Only


4)     Citizenship or Place of Organization

                                     Delaware


                                        5)    Sole Voting Power

Number of Shares                                  1,721,738
Beneficially Owned                      6)    Shared Voting Power
by Each Reporting
Person With                                            -0-
                                        7)    Sole Dispositive Power

                                                  1,721,738
                                        8)    Shared Dispositive Power

                                                       -0-
9)     Aggregate Amount Beneficially Owned by Each Reporting Person
                                                  1,721,738





                              PAGE 16 OF 35 PAGES

10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       (___)


11)    Percent of Class Represented by Amount in Row 9

                    21.5%


12)    Type of Reporting Person

                                              PN





                              PAGE 17 OF 35 PAGES

                                  CUSIP No.
                                  456626100


1)     Names of Reporting Person

       Shearson Lehman Hutton Offshore Investment Partnership Japan L.P.
               S.S. or I.R.S. Identification No. of Above Person


2)     Check the Appropriate box if a Member of a Group

       (a)     (___) Sole
       (b)     (_X_) Joint Filing


3)     SEC Use Only


4)     Citizenship or Place of Organization

                                     Bermuda


                                        5)    Sole Voting Power

Number of Shares                                  1,554,207
Beneficially Owned                      6)    Shared Voting Power
by Each Reporting
Person With                                            -0-
                                        7)    Sole Dispositive Power

                                                  1,554,207
                                        8)    Shared Dispositive Power

                                                       -0-
9)     Aggregate Amount Beneficially Owned by Each Reporting Person
                                                  1,554,207





                             PAGE 18 OF 35 PAGES

10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       (___)


11)    Percent of Class Represented by Amount in Row 9

                    19.8%


12)    Type of Reporting Person

                                              PN





                             PAGE 19 OF 35 PAGES

                                  CUSIP No.
                                  456626100


1)     Names of Reporting Person

         Shearson Lehman Hutton Offshore Investment Partnership L.P.
              S.S. or I.R.S. Identification No. of Above Person


2)     Check the Appropriate box if a Member of a Group

       (a)     (___) Sole
       (b)     (_X_) Joint Filing


3)     SEC Use Only


4)     Citizenship or Place of Organization

                                     Bermuda


                                               5)    Sole Voting Power

Number of Shares                                         516,029
Beneficially Owned                             6)    Shared Voting Power
by Each Reporting
Person With                                                 -0-
                                               7)    Sole Dispositive Power

                                                         516,029
                                               8)    Shared Dispositive Power

                                                            -0-
9)     Aggregate Amount Beneficially Owned by Each Reporting Person
                                                         516,029





                             PAGE 20 OF 35 PAGES

10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       (___)

11)    Percent of Class Represented by Amount in Row 9

                    7.5%


12)    Type of Reporting Person

                                            PN





                               PAGE 21 OF 35 PAGES

                                   CUSIP No.
                                   456626100


1)    Names of Reporting Person

                            American Express Company
               S.S. or I.R.S. Identification No. of Above Person
                                   13-4922250


2)    Check the Appropriate box if a Member of a Group

      (a)   (___) Sole
      (b)   (_X_) Joint Filing


3)    SEC Use Only




4)    Citizenship or Place of Organization

                                   New York




                                          5)    Sole Voting Power

Number of Shares                                   6,867,682
Beneficially Owned                        6)    Shared Voting Power
by Each Reporting
Person With                                          -0-
                                          7)    Sole Dispositive Power

                                                   6,867,682
                                          8)    Shared Dispositive Power

                                                     -0-
9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                                                   6,867,682





                               PAGE 22 OF 35 PAGES

10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       (___)


11)    Percent of Class Represented by Amount in Row 9

                    52.2%


12)    Type of Reporting Person

                                    HC





                               PAGE 23 OF 35 PAGES

Item 1(a).  Name of Issuer:    Infinity Broadcasting Corporation.

Item 1(b).  Address of Issuer's Principal Executive Offices:

                  600 Madison Avenue
                  New York, New York 10022
                  Tel.: (212) 750-6400

Item 2(a).  Name of Person Filing:

                  Shearson Lehman Brothers Inc.
                  Shearson Lehman Brothers Holdings Inc.
                  Shearson Lehman Brothers Group Inc.
                  Lehman Brothers Merchant Banking Partners Inc.
                  Lehman Brothers Merchant Banking Portfolio Partnership L.P. Lehman Brothers Offshore Partners Ltd.
                  Lehman Brothers II Investment Inc.
                  Shearson Lehman Hutton Capital Partners II, L.P.
                  Shearson Lehman Hutton Offshore Investment Partnership
                        Japan L.P.
                  Shearson Lehman Hutton Offshore Investment Partnership L.P. American Express Company

Item 2(b).  Address of Principal Business Office:

                  American Express Tower
                  World Financial Center
                  New York, NY  10285

Item 2(c).  Citizenship or Place of Organization:

                  See Item 4 of cover pages

Item 2(d).  Title of Class of Securities:

                        Class A Common

Item 2(e).  CUSIP Number:

                     456626100

Item 3. Information if statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):

            N/A*



       *All shares were acquired prior to the date Class A Common Stock became a registered security.





                               PAGE 24 OF 35 PAGES

Item 4.     Ownership

            (a)   Amount Beneficially Owned as of:  January 30, 1992

                  See Item 9 of cover pages

            (b)   Percent of Class:

                  See Item 11 of cover pages





                               PAGE 25 OF 35 PAGES

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote

                 (ii)   shared power to vote or to direct the vote

                (iii)   sole power to dispose or to direct the disposition

                 (iv)   shared power to dispose or to direct the disposition

                         See Items 5-8 of cover pages

Item 5.     Ownership of Five Percent or Less of a Class

                  Not Applicable.

Item  6.    Ownership of More than Five Percent on Behalf of Another Person

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being reported on by the Parent Holding Company

                  Not Applicable.

Item  8.    Identification and Classification of Members of the Group

                  Not Applicable.

Item  9.    Notice of Dissolution of Group

                  Not Applicable.





                               PAGE 26 OF 35 PAGES

Item 10.     Certification

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.



Dated:        2-13-92

SHEARSON LEHMAN BROTHERS INC.                             SHEARSON LEHMAN BROTHERS
                                                          HOLDINGS INC.


By: /s/ Karen C. Manson                                   By: /s/ Karen C. Manson
   --------------------------                                 ----------------------------
Name:  Karen C. Manson                                    Name:  Karen C. Manson
Title: First Vice President                               Title: Vice President
       Associate General Counsel                                 Assistant Secretary



AMERICAN EXPRESS COMPANY                                  SHEARSON LEHMAN BROTHERS GROUP
                                                          INC.


By: /s/ Karen C. Manson                                   By: /s/ Karen C. Manson
   --------------------------                                 ----------------------------
Name:  Karen C. Manson                                    Name:  Karen C. Manson
Title: Authorized Representative                          Title: Authorized Representative



LEHMAN BROTHERS MERCHANT BANKING                          LEHMAN BROTHERS MERCHANT BANKING
PARTNERS INC.                                             PORTFOLIO PARTNERSHIP L.P.


By: /s/ Karen C. Manson                                   By: /s/ Karen C. Manson
   --------------------------                                 ----------------------------
Name:  Karen C. Manson                                    Name:  Karen C. Manson
Title: Authorized Representative                          Title: Authorized Representative





                              PAGE 27 OF 35 PAGES

LEHMAN BROTHERS OFFSHORE PARTNERS LTD.                      LEHMAN BROTHERS II INVESTMENT INC.

By: /s/ Karen C. Manson                                     By: /s/ Karen C. Manson
   --------------------------                                   ----------------------------
Name:  Karen C. Manson                                      Name:  Karen C. Manson
Title: Authorized Representative                            Title: Authorized Representative



SHEARSON LEHMAN HUTTON CAPITAL PARTNERS                     SHEARSON LEHMAN HUTTON OFFSHORE
II, L.P.                                                    INVESTMENT PARTNERSHIP JAPAN L.P.


By: /s/ Karen C. Manson                                     By: /s/ Karen C. Manson
   --------------------------                                   ----------------------------
Name:  Karen C. Manson                                      Name:  Karen C. Manson
Title: Authorized Representative                            Title: Authorized Representative



SHEARSON LEHMAN HUTTON OFFSHORE
INVESTMENT PARTNERSHIP L.P.


By: /s/ Karen C. Manson
   --------------------------
Name:  Karen C. Manson
Title: Authorized Representative





                              PAGE 28 OF 35 PAGES

                                 EXHIBIT INDEX




Exhibit I         Authorization

Exhibit II        Statement of American Express





                              PAGE 29 OF 35 PAGES

                                   EXHIBIT I





                              PAGE 30 OF 35 PAGES

                                 AUTHORIZATION




                 The undersigned hereby authorizes Karen Manson, Karen Muller and Maxine Gerson (any one acting alone) to prepare, execute, deliver and file, in the name and on behalf of the undersigned, any and all filings by the undersigned with the Securities and Exchange Commission under Sections 13(d), 13(g) and 16 of the Securities Exchange Act of 1934, as amended, and any and all documents and instruments related thereto.


Dated:        2-13-92



                                          Lehman Brothers Offshore Partners
                                          Ltd.


                                                /s/ C. Grant Hall
                                          ----------------------------------
                                          By:  C. Grant Hall
                                               Secretary





                              PAGE 31 OF 35 PAGES

                                 AUTHORIZATION



                 The undersigned hereby authorizes Karen Manson, Karen Muller and Maxine Gerson (any one acting alone) to prepare, execute, deliver and file, in the name and on behalf of the undersigned, any and all filings by the undersigned with the Securities and Exchange Commission under Sections 13(d), 13(g) and 16 of the Securities Exchange Act of 1934, as amended, and any and all documents and instruments related thereto.



Dated:        2-13-92



                                              Shearson Lehman Hutton Offshore
                                              Investment Partnership - L.P.

                                              /s/ C. Grant Hall
                                              ----------------------------------
                                              By Lehman Brothers Offshore
                                              Partners Ltd., General Partner





                              PAGE 32 OF 35 PAGES

                                 AUTHORIZATION


                 The undersigned hereby authorizes Karen Manson, Karen Muller and Maxine Gerson (any one acting alone) to prepare, execute, deliver and file, in the name and on behalf of the undersigned, any and all filings by the undersigned with the Securities and Exchange Commission under Sections 13(d), 13(g) and 16 of the Securities Exchange Act of 1934, as amended, and any and all documents and instruments related thereto.



Dated:        2-13-92



                                             Shearson Lehman Hutton Offshore
                                             Investment Partnership - Japan L.P.


                                              /s/ C. Grant Hall
                                             -----------------------------------
                                             By Lehman Brothers Offshore
                                             Partners Ltd., General Partner





                              PAGE 33 OF 35 PAGES

                                   EXHIBIT II





                              PAGE 34 OF 35 PAGES

                                    EXHIBIT

                                       TO

                                  SCHEDULE 13G

                                   UNDER THE

                      SECURITIES AND EXCHANGE ACT OF 1934


American Express Company, American Express Tower, World Financial Center, New York, New York, disclaims beneficial ownership of the securities referred to in the Schedule 13G to which this exhibit is attached, and the filing of this
Schedule 13G shall not be construed as an admission that American Express Company is, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this
Schedule 13G.

Pursuant to Rule 13d-1(f)(1) and subject to the preceding disclaimer, American Express Company affirms it is individually eligible to use Schedule 13G and agrees that this Schedule is filed on its behalf, and authorizes the President, any Vice President, the Comptroller, the Secretary, and the General Counsel or any Associate General Counsel, each with power to act singly, of each subsidiary of American Express Company making this filing to sign this statement on behalf of American Express Company.



                                                AMERICAN EXPRESS COMPANY


                                                By:   /s/ Stephen P. Norman
                                                    -------------------------
                                                Name:  Stephen P. Norman
                                                Title: Secretary





                              PAGE 35 OF 35 PAGES